  Exhibit 99.1

Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces Third Quarter 2012 Financial Results

Company Reaffirms 2012 Revenue Outlook;

Professional Services Backlog Grows to $3 Million, Setting Stage for Strong 2013

MORRISTOWN, NEW JERSEY (November 14, 2012) – Cover-All Technologies Inc. (NYSE MKT: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended September 30, 2012.

Operational Highlights:

•

For the three months ended September 30, 2012, total revenues were $3.3 million compared to $3.4 million for the comparable period in 2011, a decrease of 3.4%, mainly due to a decrease in professional services revenues.

•

License revenue for the three months ended September 30, 2012 was $238,000 compared to $1,000 for the same period in 2011.

•

Support Services revenue for the three months ended September 30, 2012 was $2.2 million compared to $2.1 million in the same period in 2011, an increase of 5.7%.

•

Professional Services revenue for the three months ended September 30, 2012 was $864,000 compared to $1.3 million for the same period in 2011 due to the timing of orders and availability of customization personnel.

•

The balance sheet remains solid with stockholders’ equity at $14.4 million as of September 30, 2012. The Company completed the third quarter of 2012 with $1.8 million in cash and cash equivalents, $1.1 million in working capital and $2.0 in long-term debt.

•

ACE Puerto Rico will implement the latest version of Cover-All Policy to modernize handling its Commercial Auto and Commercial Package lines of business.

•

Old Republic General Insurance Corporation, a subsidiary of Old Republic International Corporation, began implementation of Cover-All’s new Policy solution, fully built out insurance Bureau Products, and its newly released Test Studio for use by its affiliate, Old Republic Construction Program Group.

•

Release of Advanced Automated Policy Renewal as a new enhancement to Cover-All’s Policy functionality adds intuitive configuration capabilities and provides P&C insurers the flexibility to tailor their automated policy renewal processes beyond just rating and issuance.

•

Cover-All’s Business Intelligence solution was recently profiled in a report evaluating insurance data mastery systems published by Celent, a Boston-based research and advisory firm specializing in financial services.

•

BlueWave Claims was recently profiled in two reports evaluating insurance claims systems; one published by Novarica, a New York-based research and advisory firm specializing in financial services, and the second published by Aite, a Boston-based research and advisory firm also specializing in financial services.

•

Imperium Commercial Finance Master Fund LP provided a $2.25 million credit facility for working capital purposes which will support Cover-All’s product/services expansion and growth initiatives.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “As we’ve said all year, we expected to see increased traction related to our entirely redesigned Policy product and enterprise suite of products, late in the year, and that expectation has proven accurate. But just as accurate was our confidence that our new platform would resonate in an increasingly competitive marketplace. The ability to demonstrate our Development Suite of tools which allow customers to build and/or maintain their insurance products themselves combined with our extensive inventory of fully built out insurance products give customers what we believe is an unrivaled array of choices to best align with their business goals.  The response from the marketplace, customers and prospects has been exactly what we expected, and the number of active sales discussions has increased proportionally. Throughout 2012, we have been providing demonstrations to a growing list of potential customers. Our broader suite of offerings, including robust business intelligence capabilities, claims solutions, and more encourages customers to consider a wider-array of configurations and options, further extending the discussions. But we are seeing steady and accelerating progress, as more and more customers move from evaluation phases to pricing and configuration phases. Our backlog for professional services has grown to more than $3 million, work we will be beginning in the fourth quarter of 2012 and continuing into 2013, setting the stage for a great start to 2013. And our pipeline of prospects, soon to turn into customers, has grown. This is the basis of our confidence that we will achieve record revenues for the sixth consecutive year.”

Financial Results for the Nine Months Ended September 30, 2012

Total revenues for the nine months ended September 30, 2012 decreased to $12.3 million compared to $13.6 million for the same period in 2011, a decrease of 9.7%, mainly due to a decrease in license revenue. License revenue for the nine months ended September 30, 2012 was $2.7 million compared to $3.8 million for the same period in 2011. Support Services revenue (which represents contracted continuing revenue) was $6.4 million for the nine months ended September 30, 2012, up 2.8% from $6.3 million in the same period in 2011. Professional Services revenue for the nine months ended September 30, 2012 was $3.1 million compared to $3.5 million for the same period in 2011 due to decreased demand for customizations and timing of new orders.

Total expenses (cost of revenue and operating expenses) for the nine months ended September 30, 2012 were $15.3 million, up 23.4% compared to $12.4 million in the comparable period of 2011. Operating loss for the nine months ended September 30, 2012 was ($3.0) million compared to an operating income of $1.2 million in the comparable period in 2011. EBITDA was $(190,000), or $(0.01) per diluted share, for the nine months ended September 30, 2012 compared to $2.5 million, or $0.10 per diluted share, for the first nine months of last year. Net loss for the nine months ended September 30, 2012 was $(3.0) million, or $(0.12) per basic and diluted share (based on 25.9 million basic and diluted weighted average shares), compared to a net income of $1.2 million, or $0.05 per basic and diluted share (based on 25.2 million basic and 26.1 million diluted weighted average shares, respectively), in the same period of 2011.

Mr. Roblin continued, “We have truly evolved from a niche player, which has been a primary focus of our transformational strategy over the last two years. This is reflected in the ongoing recognition we are receiving from the industry analysts who follow our market space. During the 2012 third quarter alone, we were profiled in three industry reports for our business intelligence and claims systems products. This type of independent, third-party recognition raises our credibility and visibility and has allowed us to compete more fully in the marketplace. The changes we made in our sales and marketing team during the first quarter of 2012 are gaining traction and our sales organization is currently focused on closing the multiple opportunities we currently have in our pipeline. As these deployments go live, we are gaining reference accounts that will allow us to accelerate our sales opportunities in the future.”

Mr. Roblin concluded, “Our Development Suite of tools that we have coming on line provide for flexible deployment approaches that are designed to meet any customer’s needs. We believe we are the only vendor to offer off the shelf, fully built out ISO products utilizing modern technology that offer superb intuitiveness and fully built out robust functionality and we are now adding the tool sets for customers to customize and maintain the products themselves as an additional option to our dynamic platform.  Cover-All’s experience in the complexities of Policy

Administration combined with the latest modern technology architectures and product inventory make Cover-All’s Policy solution the leader in the marketplace”

Financial Results for the Three Months Ended September 30, 2012

Total revenues for the three months ended September 30, 2012 decreased to $3.3 million compared to $3.4 million for the same period in 2011, a decrease of 3.4%, mainly due to a decrease in professional services revenues. License revenue for the three months ended September 30, 2012 was $238,000 compared to $1,000 for the same period in 2011. Support Services revenue (which represents contracted continuing revenue) was $2.2 million for the third quarter of 2012, up 5.7% from $2.1 million in the same period in 2011. Professional Services revenue for the three months ended September 30, 2012 was $864,000 compared to $1.3 million for the same period in 2011 due to decreased demand for customizations.

Total expenses (cost of revenue and operating expenses) for the third quarter of 2012 were $4.8 million, up 16.4% compared to $4 million in the comparable period of 2011. Operating loss for the three months ended September 30, 2012   was $(1.5) million compared to $(701,000) in the comparable period in 2011. EBITDA was $(393,000), or $(0.02) per diluted share, for the three months ended September 30, 2012 compared to $(168,000), or $(0.01) per diluted share, for the third quarter last year. Net loss for the three months ended September 30, 2012 was $(1.5) million, or $(0.06) per basic and diluted share (based on 25.9 million basic and diluted weighted average shares), compared to $(710,000), or $(0.03) per basic and diluted share (based on 25.4 million basic and diluted weighted average shares), in the same period of 2011.

Outlook

Management today reiterated its revised full-year 2012 revenue goal of between $19 million and $23 million. This would represent an increase of between 8% and 30% compared to 2011 revenue level, which was a Cover-All record.

This goal is based on the Company's current business forecast as of the date of this press release and may be subject to risks and uncertainties (see the “Forward-looking Statements” heading below), which could therefore cause actual results to differ from those projected above.

Balance Sheet

Stockholders’ equity was $14.4 million as of September 30, 2012 compared to $16.9 million as of December 31, 2011. Total assets increased to $21.9 million as of September 30, 2012 compared to $20.5 million as of December 31, 2011. As of September 30, 2012, the Company had $1.8 million in cash and cash equivalents, $1.1 million in working capital and $2.0 in long-term debt.

Conference Call Information

Management will conduct a live teleconference to discuss its 2012 third quarter financial results at 4:30 p.m. ET on Wednesday, November 14, 2012. Anyone interested in participating should call 1-877-941-1427 if calling from the United States, or 1-480-629-9664 if dialing internationally.

A replay will be available until November 21, 2012, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4574372 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://public.viavid.com/index.php?id=102429.

*Use of Non-GAAP Financial Measures

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance.  The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”) and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, EBITDA does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Cover-All, limiting their usefulness as comparative tools.  Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – the first to deliver PC-based commercial insurance rating and policy issuance software.  Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring its customers outstanding capabilities and value.  With its extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen, Insurance Policy Database™ (IPD) and PipelineClaimsTM are trademarks or registered trademarks of Cover-All Technologies Inc.  All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 2, 2012, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

The following is a summary of operating highlights for the three months and nine months ended September 30, 2012 and 2011, respectively, the consolidated balance sheets as of September 30, 2012 and December 31, 2011, respectively, and EBITDA reconciliation to net income for the three and nine months ended September 30, 2012 and 2011, respectively:

Cover-All Technologies Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Licenses	$237,995	$1,197	$2,663,993	$3,846,791
Support Services	2,167,994	2,051,942	6,449,353	6,271,877
Professional Services	863,734	1,330,810	3,146,817	3,458,316
Total Revenues	3,269,723	3,383,949	12,260,163	13,576,984
Cost of Revenues:
Licenses	1,028,347	780,971	3,203,881	2,167,696
Support Services	1,341,269	1,193,347	4,388,977	3,518,517
Professional Services	1,115,018	987,922	3,681,185	3,397,417
Total Cost of Revenues	3,484,634	2,962,240	11,274,043	9,083,630
Direct Margin	(214,911)	421,709	986,120	4,493,354
Operating Expenses:
Sales and Marketing	703,132	452,258	2,051,716	1,324,315
General and Administrative	391,652	519,495	1,262,775	1,493,591
Acquisition Costs	—	—	136,957	—
Research and Development	177,772	151,233	537,278	465,470
Total Operating Expenses	1,272,556	1,122,986	3,988,726	3,283,376
Operating (Loss) Income	(1,487,467)	(701,277)	(3,002,606)	1,209,978
Other (Income) Expense:
Interest Expense	27,925	10,397	27,925	14,147
Interest Income	—	(60)	(37)	(3,139)
Other Income	—	(1,152)	(14,539)	(14,682)
Total Other (Income) Expense	27,925	9,185	13,349	(3,674)
(Loss) Income Before Income Taxes	(1,515,392)	(710,462)	(3,015,955)	1,213,652
Income Taxes	—	—	—	37,385
Net (Loss) Income	$(1,515,392)	$(710,462)	$(3,015,955)	$1,176,267
Basic (Loss) Earnings Per Common Share	$(0.06)	$(0.03)	$(0.12)	$0.05
Diluted (Loss) Earnings Per Common Share	$(0.06)	$(0.03)	$(0.12)	$0.05
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	25,863,000	25,389,000	25,860,000	25,220,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,863,000	25,389,000	25,860,000	26,117,000

Cover-All Technologies Inc. and Subsidiaries

Consolidated Balance Sheet

	September 30, 2012	December 31, 2011
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$1,799,729	$3,281,965
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	2,241,612	1,817,793
Prepaid Expenses	890,942	576,522
Deferred Tax Asset	1,099,000	1,099,000
Total Current Assets	6,031,283	6,775,280
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	1,717,754	912,527
Less: Accumulated Depreciation	648,577	633,356
Property and Equipment – Net	1,069,177	279,171
Goodwill	1,039,114	1,039,114
Capitalized Software (Less Accumulated Amortization of $16,657,789 and $14,134,024, Respectively)	10,891,758	8,799,711
Customer Lists/Relationships (Less Accumulated Amortization of $226,593 and $126,093, Respectively)	175,407	93,907
Non-Compete Agreements (Less Accumulated Amortization of $158,044 and $110,044, Respectively)	1,956	49,956
Deferred Tax Asset	2,168,500	2,168,500
Business Acquisition	—	1,035,821
Deferred Financing Costs (Net of Amortization of $2,361 and $0, Respectively)	125,139	—
Other Assets	362,761	216,971
Total Assets	$21,865,095	$20,458,431

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$1,636,832	$440,635
Accrued Expenses Payable	595,139	753,888
Note Payable – Related Party	400,000	—
Deferred Charges	4,379	43,788
Current Portion of Capital Lease	108,719	—
Unearned Revenue	2,203,003	2,298,985
Total Current Liabilities	4,948,072	3,537,296
Long-Term Liabilities:
Long-Term Debt	2,000,000	—
Long-Term Portion of Capital Lease	504,572	—
Total Long Term Liabilities	2,504,572	—
Total Liabilities	7,452,644	3,537,296
Commitments and Contingencies	—	—
Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,882,730 and 25,782,730 Shares Issued and Outstanding in 2012 and 2011, Respectively	258,827	257,827
Paid-In Capital	31,318,330	30,812,059
Accumulated Deficit	(17,164,706)	(14,148,751)
Total Stockholders’ Equity	14,412,451	16,921,135
Total Liabilities and Stockholders’ Equity	$21,865,095	$20,458,431

Cover-All Technologies Inc. and Subsidiaries

EBITDA Reconciliation to U.S. GAAP Net Income

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net (Loss) Income	$(1,515,392)	$(710,462)	$(3,015,955)	$1,176,267

Interest Income (Expense), Net	27,924	10,337	27,888	11,008
Income Tax Expense	—	—	—	37,385
Depreciation	40,096	34,986	123,200	116,004
Amortization	1,054,735	497,197	2,674,627	1,147,989

EBITDA	$(392,637)	$(167,942)	$(190,240)	$ 2, 488,653

EBITDA per Common Share:
Basic	$(0.02)	$(0.01)	$(0.01)	$0.10
Diluted	$(0.02)	$(0.01)	$(0.01)	$0.10